Exhibit 99.2

November 11, 2015

9:00 am MST

Operator: Good day and welcome to the Heska Corporation Third Quarter 2015 Conference Call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Brett Maas of Hayden IR. Please go ahead.

 Brett Maas: Ladies and gentlemen, I am Brett Maas of Hayden IR, Heska Corporation's investor relations firm. Prior to discussing Heska Corporation's third quarter 2015 results, I would like to remind you that during the course of the call we may make certain forward-looking statements regarding future events or future financial performance of the Company. We need to caution you that any such forward-looking statements are based on our current beliefs and expectations, and involve known and unknown risks and uncertainties which may cause actual results and performance to be materially different from that expressed or implied by those forward-looking statements. Factors that could cause or contribute to such differences are detailed in writing in places including Heska Corporation's annual and quarterly filings with the SEC. Any forward-looking statements speak only as of the time that they are made, and Heska does not intend and specifically disclaims any obligation or intention to update any forward-looking statements to reflect events that occur after this time such statement was made.

This morning, Kevin Wilson, Heska's Chief Financial Officer and President, will comment on Heska's third quarter 2015 performance. Then Mr. Napolitano, Heska’s Chief Operating Officer and Chief Financial Officer, will detail the Company's financial performance. Following Mr. Napolitano, Mr. Wilson will discuss the announcement this morning of Heska's acquisition of Cuattro Veterinary, LLC, and then we will open up the call for your questions followed by closing comments.

Now I will turn the call over to Kevin Wilson, Heska's Chief Executive Officer and President. Kevin?

Kevin Wilson: Hi, thanks, Brett. Thanks to everybody else for joining the call this morning. By nearly any measure, Heska had a - just a phenomenal third quarter. It was fantastic. Revenues were up 29%, gross margins expanded 3 points during the period, expense discipline was super, the operating income was up over 500%, and net income was up 176% from $0.08 per diluted share last year to $0.20 this year. The team just did a great job. I'm impressed with their work and I think you as Shareholders will be pleased as well.

In blood analyzers, placements grew 66% over the prior year's period. Eighty three percent of core analyzer placements in the quarter were to new customers, and we believe that Heska is now becoming a common and top choice for a growing number of high quality and high volume veterinarians throughout the United States. We continue to be encouraged with the direction, the momentum, and the sustainability of these trends.

New Heska analyzers that have been launched in recent quarters, including the Element HT5 hematology and the Element POC blood gas platforms continue to gain share. We anticipate continuing this string of wins with our brand new Element i, T4, TSH and Cortisol platform that we announced at the end of last quarter. Element i is scheduled to launch this quarter with nearly 100 preorders in hand. With multiyear agreements with customers for the vast majority of these wins in each of these product categories, we continue to be encouraged with the layering and the scaling trends of the recurring revenue associated with these wins.

In lateral flow rapid tests we continue to progress towards launching FIV/FeLV, Anaplasma, Lyme, CPV/CCV, and Giardia as complements to our currently available Solo Step and Mono Step heartworm lines. We continue to anticipate new sales from these test expansions in the second half of 2016.

In Imaging, I want to congratulate the Heska Imaging team again this quarter for a super performance. They grew sales 87%, and in the quarter, they expanded gross margins over last year. I couldn't be more pleased. They did a great job.

And finally, I want to call out a special note of congratulations to Jason Napolitano, who was named our Chief Operating Officer on October 1. Jason will also continue to serve as our Chief Financial Officer. Jason has long played a broader role than a typical Chief Financial Officer and I thought it was important to acknowledge his contribution with the additional title.

And with that, I'll now turn the call over to Jason for a review our financial results.

Jason Napolitano: Thank you, Kevin. We had a very strong third quarter this year, with profitability and revenue growth in excess of our internal forecasts. Total revenue for the quarter was $28 million, a 29% increase from $21.8 million in the prior year period. For the nine months ended September 30, 2015, we generated total revenue of $74.8 million, an increase of 14% as compared to $65.5 million in the prior year period.

Revenue in our Core Companion Animal Health segment, or CCA, was $21 million for the third quarter of 2015, an increase of 28% compared to $16.4 million in the third quarter of 2014. A key factor in the increase was the strong revenue performance at our 54.6%-owned subsidiary,

Heska Imaging US, LLC, or Heska Imaging US, which generated $4.3 million in revenue as compared to $2.3 million in the third quarter of 2014. We also generated notable revenue increases in our canine heartworm preventive sales and our instrument consumables as compared to the third quarter of 2014.

Revenue in our other vaccines, pharmaceuticals and products segment or OVP, were similarly positive. Quarterly revenue in this segment was $7.1 million as compared to $5.4 million in the prior year period, a 30% increase. A key factor in the improvement was a new product launched by one of our customers in this segment.

Gross margin, that is gross profit divided by revenue, was 41.4% in the third quarter of 2015, an improvement of over 3 percentage points as compared to 38.1% in the third quarter of 2014. A net shift to higher margin product areas in our CCA segment and improved gross margin at Heska Imaging US where gross margin was 36.4% in the third quarter of 2015 as compared to 16.5% in the prior year period were factors in the change. We continue to anticipate gross margin of around 35% for Heska Imaging US in future periods.

We had $9.5 million in operating expenses in the third quarter of 2015, a 19% increase from the prior year period. The largest factor in the change is a charge of over $900 thousand related to the resignation of Robert Grieve, our Executive Chair, on October 1, 2015. This charge relates to certain accelerated stock vesting and post-termination payments as contemplated for this type of scenario in Dr. Grieve's previously negotiated employment agreement. I note that without this charge, our general and administrative expenses would've declined for both the quarter and the nine month period when compared to the corresponding 2014 period. We will retain access to Dr. Grieve's knowledge and judgment through a previously negotiated consulting agreement, which began effective upon Dr. Grieve's resignation.

While there has been agreement that this was the right time for Dr. Grieve's employment with the Company to transition to a consulting role, it doesn't make it any easier from a personal perspective. Bob was a founder of Heska way back in 1988, had been a Board member since 1990, and served as the Company's Chief Executive Officer for over 14 years. He built enduring relationships with many current and former Heska employees. Bob and I worked together through some of the toughest financial times in Heska's history, and I think it is fair to say without Bob's leadership and efforts, the Company would not have survived to thrive in the manner we have done this quarter. We thank Bob for all he has contributed to Heska over the years and wish him nothing but the best.

We generated operating income of $2.1 million in the third quarter of 2015, up from $341 thousand in the prior year period. For the nine months ended September 30, 2015, operating income was $5 million, up from $1.2 million in the prior year period. Depreciation and amortization was $3.2 million in the nine months ended September 30, 2015, up from $2.6 million in the prior year period. Stock-based compensation was $1.5 million for the nine months ended September 30, 2015, as compared to $1.1 million in the prior year period.

Net income attributable to Heska Corporation was $1.4 million, or $0.20 per diluted share, in the third quarter of 2015 as compared to $513 thousand, or $0.08 per diluted share, in the third quarter of 2014. For the nine months ended September 30, 2015, net income attributable to Heska Corporation was $3.2 million, or $0.46 per diluted share, as compared to $1.8 million, or $0.28 per diluted share, in the prior year period.

I note that net income results include deferred tax expense, which is a non-cash accounting charge primarily related to the usage of our large domestic net operating loss position. We recognized $722 thousand in deferred tax expense, or $0.10 per diluted share, in the third quarter of 2015, as compared to $306 thousand, or $0.05 per diluted share, in the third quarter of 2014.

For the nine months ended September 30, 2015, deferred tax expense recognized was $1.5 million, or $0.21 per diluted share, as compared to $555 thousand, or $0.09 per diluted share, in the prior year period.

While we are extremely pleased with our results today, we can't say a single strong quarter will fundamentally change our long-term outlook. We continue to face a highly competitive market in which we have to work hard to earn our share each day.

We strive to generate the growth levels you see this quarter every quarter, and while we expect to hit the mark occasionally, we don't expect to do so consistently. We continue to believe low double digit growth for our CCA segment is a reasonable intermediate term expectation for this segment. We expect our OVP segment will experience inflationary type growth over the intermediate term, but with some quarterly and even annual lumpiness as the large customer opportunities in that segment ebb and flow.

We continue to believe we will be able to leverage our expenses so that our profits will grow at a more rapid pace than our revenue.

As we wish to focus our efforts on long-term success rather than quarterly results, we will not be making any further forward-looking statements regarding our financial statements today.

We had an extremely strong third quarter this year, which will set a high bar for us next year. We like what we are seeing in our different product lines and have been pleased with the initial adoption of our new hematology system and our new immunodiagnostic instrument. We expect the strong third quarter will contribute to a record setting 2015 for Heska. We continue - we intend to continue to strive to generate even stronger quarters in the future.

With that, I'll turn it back over to you, Kevin.

Kevin Wilson: Thanks, Jason. As many of you may know, Heska entered the imaging business in the United States in February of 2013 with the acquisition of Cuattro Veterinary USA, which was subsequently renamed Heska Imaging US. Today we're expanding our imaging reach to the rest of the globe with the acquisition of Cuattro Veterinary, LLC, which I'll refer to Cuattro International. International markets represent a significant portion of the opportunity in veterinary medicine. In fact, Heska competitors earn up to 40% to 50% or more of their sales and profits from these international markets that, until this morning, Heska was not targeting. With Heska's demonstrated success gaining share and profits domestically in 2014 and 2015, it's now time for us to compete for international sales in blood diagnostics and imaging.

With this morning's acquisition, we enter this competition with a strong and established platform and teams in Canada, Mexico, Continental Europe, the United Kingdom, Australia, the Middle East, Latin America and beyond. Over the coming year we intend to launch a full line of our Heska blood and imaging diagnostics products backed by Heska's now optimized go-to-market model and programs into these international markets.

Heska is acquiring Cuattro International for 6 million in stock subject to a minimum of 175 thousand shares and a maximum of 200 thousand shares and the assumption of approximately 2.1 million in debt. Cuattro International generated approximately $6 million in imaging revenue from non-domestic markets for the 12 months ended September 30 of 2015, and it was profitable during this period.

One of the conditions to close is a positive shareholder vote to increase Heska's authorized shares so that Heska will have sufficient authorized shares to deliver at closing, as well as to meet its obligations to current options holders. We currently anticipate that the Special Shareholder Meeting for this vote will occur in late December. Subject to the shareholder vote and other closing conditions, this transaction is targeted to close January 1 of 2016, and it is expected to be neutral to slightly accretive to Heska's earnings per share in 2016.

With that, I'd like to open up the call for your questions.

Operator: Thank you. If you would like to ask a question, you may signal by pressing star one on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, star one for questions.

We'll go first to Nicholas Jansen with Raymond James.

Nicholas Jansen: Hey, guys. Congrats on an excellent quarter. Just a couple questions. First with regards to the relationship with Henry Schein, certainly by the numbers it's demonstrating nice success, but I wasn’t sure if you could provide any more kind of incremental commentary with regards to areas that you're seeing better success than others and how we should be thinking about that relationship evolving heading into 2016? Thanks.

Kevin Wilson: I think it's going great. The teams are - after a year of working together, are getting to know each other and trust each other even more. So from a relationship standpoint, I think it's never been better. They launched their Axis-Q, which connects diagnostic devices to their practice management. Their practice management software has a roughly 50% share in the United States, so that ability for their Practice Management to order tests on Heska analyzers and then to receive the results from Heska analyzers is a true two-way communication; is, again, super competitive and a nice added benefit to their software customers. So in terms of the relationship, I think it's going fantastic. They do a great job.

Nicholas Jansen: Great. Then on the plans to move international, it's obviously a big step for you guys thinking about moving into the diagnostic space overseas, and it looks like you have a good partner and relationship as you progress over there. But maybe just wanted to get a sense of how we should be thinking about the contribution of international over time? Is there a desire to pursue more distributor relationships overseas; maybe adding some direct sales overseas? Just maybe some broader perspectives on the international appetite now that you've announced this acquisition.

Kevin Wilson: Yeah, I think it's a little bit of both. Most of the international markets are better served through solid distributors because they have local knowledge; they have local relationships; they have local infrastructure; they're involved in the tax structure, and they import/export and all those types of things.

So one of the benefits of stepping into those markets with the Cuattro International piece in place is most of those Cuattro International relationships have been operating for many, many years. So you have well known trusted local partners with a demonstrated success in advanced technologies, and we think that that represents a very good pathway to expanding their product lines with some of Heska's blood diagnostic solutions - and we also think that the models that we've kind of proven and optimized here in the United States with regards to reset rental and some of those models will be extremely attractive overseas as well.

So I hope that answers your question. It's pretty exciting.

Nicholas Jansen: No, absolutely, that helps - and then lastly regarding, you know, thinking about the gross margins which continue to surprise to the upside at least relative to your original expectations, just wanted to kind of get your thoughts of - as we think about the margin profile of Heska today relative to your two largest competitors, is there any reason why we shouldn’t be able to think that Heska over time should be able to deliver similar type gross margins on an apples-to-apples basis? Or even below the line on an operating margin perspective, do you think mid to high teens over a long period of time - I'm not holding you to guidance, but just better sense of how you think about the margin profile of the business evolving now that you've established broader relationships domestically? Thank you.

Kevin Wilson: You know, I think our margins have improved nicely in the last two years and we've worked very hard on that. Our partners have kind of come alongside us as sales have improved and they've really stepped up to help us as well. I think our businesses are very different from IDEXX's model and from Abaxis' model, so I don't really kind of target necessarily their levels. What we do is we look to see can we continue to improve, and a lot of those things are little steps and I think that's what you see is you see nice improvement because of attention to detail and little steps.

But we're not going to have a similar model to one of our competitors who makes their reagents in their own factory, but we also don't have that sitting on our balance sheet with the associated charges on the other side. So we have a different go-to-market strategy. We rely on partners like Fuji and other folks to continue to optimize their business, and as they get better and optimize their business, some of those benefits flow to us. So that's a long answer as just saying we don't necessarily target specific gross margins of our competitors; we just target being better.

Jason Napolitano: Yes, just to add to that a little bit, Nick; it's Jason. I think over time I think you've got the trends right for sure. As Kevin mentioned, the models of some of the competitors are different. We have not gotten into manufacturing any of the metal, and the hardware, and things like that, and so I’d expect on the gross margin line, we'll always be a little bit less than someone who is capturing all that margin themselves.

On the other hand, we don't have the affiliated R&D - that's generally spent by a third party, so there is sort of an offset on a different line item. So I don't know you could model it line item by line item, but, you know, I think the overall trend sort of globally as you're describing, I think make a lot of sense.

Nicholas Jansen: Great, Kevin, Jason, great job, and if Bob you are on the line listening, best of luck.

Jason Napolitano: Thanks, Nick.

Kevin Wilson: Thanks.

Operator: We'll take our next question from Ben Haynor with Feltl and Company.

Ben Haynor: Good afternoon, gentlemen.

Kevin Wilson: Hello, Ben.

Ben Haynor: Just on the - on Cuattro, I've got a handful of relatively quick ones. Are they direct in any other markets or are they dealing with distributors in all of them?

Kevin Wilson: So they are direct in some markets; Canada for instance. I know the presumption is always North America is one big blob, but we have actually not been selling imaging devices outside of the United States for this last two years with the Heska Imaging team. So Canada is a direct market for imaging.

In the past, we've had other direct markets in Latin America, such as Brazil, and then we kind of make on-the-ground decisions and those change over time, but as you find good solid distributors while you're running a direct model, oftentimes you will convert a direct model to a very good distributor relationship,

We also do see some opportunities with our partner Henry Schein. They're a global organization and I think there are lots of opportunities to evaluate distributor models in other countries.

Ben Haynor: Then are any of the international distributors out there, do they have exclusives with any of your would be competitors or competitors?

Kevin Wilson: Yes, actually, I believe all of our international distributor partners are exclusive with Cuattro. So we don't share the love. They’re focused on promoting the Cuattro products, and they believe they are the best, and so they are willing to sign up on an exclusive basis with them.

Ben Haynor: Okay. Then could you give us a sense on how quickly the business is growing?

Kevin Wilson: I don't know that we want to - that we want to get into that detail at this time. I think we’re comfortable saying it's neutral to slightly accretive in 2016, and we like the business, but I don’t know that we’re ready to break it out at this point.

Ben Haynor: Okay. Then how quickly could you get your other instruments, the full line, out there into the international markets?

Kevin Wilson: That’s a great question. So if you look at how we tend to want to go to market, we tend to do things in small groups first; we optimize those things and then we scale them, and I think that’s been true with each of our programs here in the United States. So we'll follow a very similar model where we’ll do a soft launch in a country with a very good relationship with a long-term partner. We’ll digest that; we’ll optimize that, and then we’ll scale that with the other international markets. So that’s, again, a long answer saying I would anticipate doing some of those in the second and third quarter of this year, 2016, and based on that optimization period then scaling it to the latter half of the year and into 2017.

Ben Haynor: Okay, that’s helpful. Then lastly from me, our surveys have suggested that Q4 is shaping up to be a more robust year in terms of instrument installations than we've seen in the past couple of years. Can you kind give us a sense of what you’re seeing out in the field so far in Q4?

Kevin Wilson: You know, I would echo some of the earlier company calls in the quarter. I think the tide is and has risen for everybody. I think the veterinarians are in a nice cycle and so we’re seeing a very positive response.

I'd like to think that some of those folks are interested in making transitions because of some of the savings they can realize and some of the benefits they can realize. So I actually think Heska is moving the needle a little bit on some of those numbers broadly because a lot of folks haven’t considered that that's a place where they can do better, and I think the market is starting to embrace that idea that they should look at what they're doing for blood diagnostics. So, yes, I would agree with that just in general.

Jason Napolitano: Yes, I agree, Ben. The tonality seems good. It seems like the economy is picking up some strength from the limited data we have.

Ben Haynor: Great. Well, thank you very much, gentlemen, and congrats on the quarter.

Kevin Wilson: Thank you.

Operator: As a reminder, star one if you'd like to ask a question.

We'll go next to Kara Anderson with B. Riley & Company.

Kara Anderson: Hi, good morning and thanks for taking my question. Could you remind me would this acquisition of Cuattro International satisfy the remaining 45.4% non-controlling interest?

Kevin Wilson: No, they are separate entities. The Heska Imaging US was limited only to the United States market. So what this is is this is 100% acquisition of essentially the international market of similar products.

Jason Napolitano: Essentially the same business internationally, and the ownership post closing will be 100% ownership by Heska of the international business, and it'll continue to be 55% ownership by Heska in the U.S. until those puts are exercised; probably after 2016 or 2017 is our current expectation.

Kara Anderson: Great, thank you.

Kevin Wilson: You're welcome.

Operator: That concludes our question-and-answer session today. At this time, I would like to turn the call over to Mr. Wilson for any additional or closing remarks.

Kevin Wilson: Thanks, everybody. We entered the fourth quarter a bit ahead of our internal schedule. In 2015, we've worked hard to deliver great results while laying the foundations for the long-term health of our business and our systems. There is still a lot of work to do on all of these fronts and the competition isn't sitting still. But overall, I see great trends in the market; I see confident Heska teams, healthy margins, successful bundling programs, and a robust sales geography and product pipeline for Heska.

So we are encouraged for a strong finish to 2015 with our strong base of multiyear contracts in the United States, new international expansion opportunities, and exciting product launch extensions on tap. We are excited to compete and to win in 2016 as well. So I look forward to updating you again after the close of the year, and until then, thanks for your interest in Heska and have a good day.

Operator: That concludes today's call. We appreciate your participation.

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